EdR ANNOUNCES FIRST QUARTER 2016 RESULTS
- Announces Two On-Campus Awards for Total of 5 Wins in 2016 -
- Commits to $284 million in Acquisitions -
- Same-Community NOI Growth of 6% -
- Raises 2016 Core FFO Guidance per Share $0.03 -

MEMPHIS, TN, May 2, 2016 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended March 31, 2016.

Company Highlights

•	Core funds from operations (“Core FFO”) increased 39.7% for the first quarter with Core FFO per share/unit up $0.04, or 8.0%, from prior year to $0.54;

•
Same-community NOI increased 8.5% for the quarter, on a 4.0% increase in revenue and a 2.9% decline in operating expenses. The decline in operating expenses was due to an additional $0.8 million property tax assessment in the first quarter of the prior year. Without that charge in 2015, operating expenses increased 0.7% and NOI increased 6.1%;

•
Preleasing for the 2016-2017 lease term is 120 basis points ahead of last year with the same-community portfolio 79.1% preleased. Based on current leasing velocity, the projected rate growth for the fall has been increased 20 bps to 3.2%. With occupancy expected to be consistent with prior year, the Company anticipates rental revenue growth for the 2016-2017 lease term to range from 3.0% to 3.5%;

•
Selected by Northern Michigan University for a ONE Plan development for on-campus replacement housing. The 1,200 bed community, estimated to cost $75 million, is expected to open in phases starting in 2017 with the final phase in 2018;

•	Awarded a new third-party on-campus development at Southeastern Louisiana University for a 550-bed community anticipated to be delivered in 2017;

•
Acquired one community and entered into binding agreements for the acquisition of four additional communities that are expected to close during the second and third quarters of 2016. The five communities, comprising a total of 1,645 beds, will be acquired for an aggregate purchase price of $284.0 million;

•	Entered into agreements to develop a 475-bed community adjacent to Oklahoma State University. EdR will be 70% owner and will manage the $47.2 million community, targeted to open summer 2017;

•
Accelerated the delivery date for the 207-bed, $12.1 million, Phase II of the Retreat at Blacksburg at Virginia Tech from August 2017 to August 2016 due to pacing of construction and preleasing velocity;

•	Broke ground on the 656-bed, $39.8 million ONE Plan, on-campus equity, development at Boise State University for a summer 2017 opening;

•	Sold 605 West, a 384-bed community, delivered in 2014 about one mile from Duke University, for approximately $52.4 million in net proceeds and recognized a gain on sale of $11.9 million;

•
Raised $328.6 million of net proceeds from equity transactions to date in 2016, comprised of 6.3 million shares sold in January 2016 for net proceeds of $215.1 million and 2.8 million shares sold in March and April 2016 under our ATM and DRIP programs for net proceeds of $113.5 million;

•	Improved balance sheet capacity with net debt to gross assets of 15.8% at March 31, 2016; and

•	Raised 2016 Core FFO per share/unit guidance range by $0.03, or approximately 2%, to a range of $1.73 to $1.79.
"We have been diligently watching the acquisition market while focusing on our development growth plans and strengthening our balance sheet," stated Randy Churchey, EdR's chairman and chief executive officer. “Our restrained approach and low leverage have allowed us the opportunity to acquire five quality built, well located assets in tier one markets. Adding these acquisitions, while winning five on-campus mandates, growing our off campus development pipeline and producing strong internal growth, should provide outstanding returns for our shareholders."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $16.7 million, or $0.26, per diluted share, compared to net income of $6.9 million, or $0.14, per diluted share, for the prior year. The $9.7 million increase in net income attributable to common stockholders relates primarily to the following:

•	a $9.1 million increase in total community NOI

•	an $11.9 million gain on sale of collegiate housing properties recognized in 2016, and

•	a $1.3 million decrease in net interest expense, partially offset by

•	a $9.9 million loss on extinguishment of debt, related to debt payoffs in January 2016, and

•	a $1.7 million increase in depreciation.

Core Funds From Operations

Core FFO for the quarter was $33.9 million, or $0.54 per share/unit, as compared to $24.3 million, or $0.50 per share/unit, in the prior year, an increase of $9.7 million, mainly due to a $9.1 million increase in total community NOI.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the first quarter increased 8.5% to $38.2 million. The growth for the first quarter was mainly attributable to a 4.0% increase in revenue, comprised of a 3.3% increase in rental rates, a 0.3% improvement in occupancy and a 0.4% increase in other income. Same-community operating expenses for the first quarter decreased 2.9%, or $0.7 million. An additional property tax assessment of $0.8 million in the first quarter of 2015 is the main reason for a decline in operating expenses year over year. Without that charge in 2015, operating expenses were up 0.7% and NOI grew by 6.1%. We anticipate same-community operating expense and NOI growth for the full year to be within our original guidance ranges of 2.5% - 3.5% and 3.5% - 4.5%, respectively.

2016-2017 Preleasing

The same-community leasing portfolio is currently 120 basis points ahead of prior year with 79.1% of the beds preleased for the fall. Leasing velocity compression at this point in the leasing cycle is as expected and based on the continued strong leasing velocity over the prior year, we are increasing our projected rate growth for the fall by 20 basis points to 3.2%. With fall occupancy for the same-community portfolio expected to be consistent with the prior year, the Company anticipates rental revenue growth for the 2016-2017 lease term to range from 3.0% to 3.5%.

The above leasing update does not reflect the 4,592 same-community beds at the University of Kentucky (UK) as the assignment process does not occur until mid-May. The same and new community beds at UK are currently 108% applied for 2016-2017.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

Based on market data from our community managers as well as AXIOMetrics, we anticipate the volume of new supply being added in EdR markets for fall 2016 to be down more than 20% from 2015 levels. This is a significant trend and the second consecutive year our markets have seen a decline in new supply. In addition, the majority of new supply will be further from campus than our communities.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

The Company entered into binding agreements to purchase the following collegiate housing communities for aggregate cash consideration of approximately $284.0 million:

Name	University Served	Design Beds	Year Built	Anticipated Closing Date
Hub at Madison	University of Wisconsin	946	2015	2nd quarter 2016
Hub at Tucson	University of Arizona	311	2016	3rd quarters 2016/17
Lokal	Colorado State University	194	2015	March 30, 2016
Pura Vida	Colorado State University	100	2012	3rd quarter 2016
Carriage House	Colorado State University	94	2015	3rd quarter 2016
Total		1,645

These communities, which serve top universities, are pedestrian to campus and on average are less than a year old, are in the aggregate being purchased at unleveraged economic and nominal cap rates of 5.3% and 5.4%, respectively.

The Company also entered into a right of first offer agreement with the sellers of the Hub properties for an additional 850-bed collegiate housing community pedestrian to the University of Wisconsin, which is expected to be delivered in the Fall of 2017. Additionally, the parties intend to create a programmatic joint venture program for future Hub collegiate housing developments.

On the development front, our active 2016 and 2017 developments at Boise State, Michigan State, Texas State and the universities of Kentucky and Mississippi continue to proceed as planned and are on pace for their intended openings. Due to the pacing of construction and related pre-leasing velocity at The Retreat at Blacksburg at Virginia Tech, we have been able to accelerate the delivery date for the 207-bed, $12.1 million, Phase II from August 2017 to August 2016.

EdR was selected by Northern Michigan University (NMU) to develop, finance and construct 1,200 beds of on-campus replacement housing. EdR will manage the ONE Plan development when delivered with the university providing the residence life services. This estimated $75 million development is part of the university's $200 million modernization plan it is undertaking with state funding, private giving and public/private partnerships. NMU has total enrollment of about 9,000 students and has a freshman and sophomore live-on requirement as part of their live-learn experience.

Additionally, EdR was awarded a new third-party on-campus development at Southeastern Louisiana University for a 550-bed community anticipated to be delivered in 2017. Predevelopment agreements are being negotiated and development and site planning are underway.

Subsequent to quarter end, the Company began construction on a $47.2 million community pedestrian to Oklahoma State University. EdR will be 70% owner and will manage the 475-bed community that is scheduled to open in fall 2017. The community will feature private bedrooms and baths, washers and dryers, furnishings and granite countertops. Community amenities will include a covered parking garage, computer center, study room, fitness center, and two courtyards with grilling stations, televisions, a pool and volleyball court. Oklahoma State's full-time enrollment has seen steady growth since 2008 with current enrollment of more than 25,000 students.

"It was an exciting quarter with a total of five new on-campus awards, the addition of five stellar assets through acquisition and a new 2017 off-campus development added to our pipeline," stated Tom Trubiana, EdR's president. "The nine on-campus development awards we have won since July 2015 are evidence of our continued strength in the on-campus development market."

Dispositions / Capital Recycling

The Company sold 605 West, a 384-bed community approximately a mile from Duke University, for $52.4 million in net proceeds and recognized a gain on sale of $11.9 million. The Company opened the community in August of 2014.

The Company's original guidance included $150 to $200 million in dispositions during 2016. With the sale of Duke in the first quarter and the pending sale of two additional assets that are currently under contract for sale in the second quarter, the Company now expects total proceeds from dispositions of approximately $95 million for the full year 2016. The three remaining assets that were included in original guidance are no longer being marketed. The Company replaced the expected proceeds with equity issuances under its ATM and DRIP programs.

Capital Structure

In January, the Company completed a follow-on equity offering, selling 6.3 million shares and raising net proceeds of $215.1 million. Approximately $108.0 million of the proceeds was used to pay-off $98.0 million of fixed rate mortgage debt with an average effective interest rate of 5.4% and $9.9 million of prepayment penalties associated with the early extinguishment of the debt. The remaining proceeds will primarily be used to fund the Company's development pipeline.

The Company raised $113.5 million of net proceeds, in March and April of 2016, selling 2.8 million shares at an average net price of $40.20, through its ATM and DRIP programs.

At March 31, 2016, the Company had cash and cash equivalents totaling $195.8 million and availability on its unsecured revolving credit facility of $500 million. The Company's net debt to gross assets was 15.8%, its net debt to EBITDA - adjusted was 1.5x, and its interest coverage ratio was 5.4x.

At March 31, 2016, the Company had capital commitments of $542 million, which includes $283 million remaining to be funded on its $437 million of active 2016 and 2017 developments along with $259 million to be funded on the recently announced acquisitions that are yet to be closed. The Company has sufficient liquidity to meet these capital commitments and if all are funded with existing cash, cash from operations, and existing debt capacity, the Company's debt to gross assets at the end of 2016 and 2017 would be 27% and 29%, respectively. The Company may choose to fund part of these commitments with property sales or capital markets activity.

Earnings Guidance and Outlook

Based on the Company's current estimates and including the newly announced transactions, management is increasing its 2016 Core FFO per share/unit guidance by $0.03, or 2%, to $1.73 to $1.79. The net $0.03 increase in guidance relates to a $0.07 increase in Core FFO from incremental acquisitions offset by $0.04 of dilution from incremental anticipated equity raises. The following is a comparison of original guidance to management's current estimates.

(amounts in '000, except per share data)			Capital Transactions
	Low	High	Low		High
Original Guidance
Core FFO Per Share - w/o capital transactions	$1.77	$1.84

Capital Transactions:
Dispositions	(0.12)	(0.13)	$150,000	-	$200,000
Acquisitions	0.05	0.05	$75,000	-	$125,000

Core FFO Per Share/Unit	$1.70	$1.76
Shares	63,600	63,600

Updated Guidance
Core FFO Per Share - w/o capital transactions	$1.77	$1.84

Capital Transactions:
Dispositions (1)	(0.05)	(0.05)	$95,000
Acquisitions (1)	0.12	0.12	$284,000
Completed Equity Sales (1)	(0.07)	(0.07)	$113,000
Additional Capital Transactions	(0.04)	(0.05)	$100,000	-	$150,000

Core FFO Per Share/Unit	$1.73	$1.79
Weighted Average Share Count	67,200	67,700

(1) These transactions have either already occurred or have been announced. The completed equity sales represents equity issuances under the Company's ATM and DRIP program during March and April.

Please refer to our February 2, 2016, press release for more details on our guidance assumptions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, May 2, 2016.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, May 2, 2016 through midnight Eastern Time on May 16, 2016.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13632729.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 80 communities with nearly 42,000 beds serving 51 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions, and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third party management fees and expenses, third party development consulting fees and expenses, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets, (5) gain on sale of collegiate housing properties; (6) interest expense and income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests: and (10) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Collegiate housing properties, net	$1,744,189	$1,774,796
Assets under development	185,328	117,384
Cash and cash equivalents	195,848	33,742
Restricted cash	8,930	9,784
Other assets	63,005	66,125

Total assets	$2,197,300	$2,001,831

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium and deferred financing costs	$118,266	$204,511
Unsecured revolving credit facility	—	—
Unsecured term loans, net of unamortized deferred financing costs	186,581	186,518
Unsecured senior notes, net of unamortized deferred financing costs	247,743	247,678
Accounts payable and accrued expenses	93,459	85,670
Deferred revenue	19,795	19,024
Total liabilities	665,844	743,401

Commitments and contingencies	—	—

Redeemable noncontrolling interests	10,676	13,560

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 65,011,662 and 56,879,003 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	650	569

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,525,104	1,263,603
Accumulated deficit	(5,329)	(21,998)
Accumulated other comprehensive loss	(8,921)	(5,475)
Total EdR stockholders’ equity	1,511,504	1,236,699
Noncontrolling interests	9,276	8,171
Total equity	1,520,780	1,244,870

Total liabilities and equity	$2,197,300	$2,001,831

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$70,183	$60,383
Third-party development consulting services	483	597
Third-party management services	894	1,053
Operating expense reimbursements	1,819	2,096
Total revenues	73,379	64,129

Operating expenses:
Collegiate housing leasing operations	24,889	24,140
Development and management services	2,521	2,702
General and administrative	2,581	2,470
Development pursuit, acquisition costs and severance	528	169
Depreciation and amortization	17,516	15,866
Ground lease expense	3,309	2,848
Reimbursable operating expenses	1,819	2,096
Total operating expenses	53,163	50,291

Operating income	20,216	13,838

Nonoperating (income) expenses:
Interest expense	4,663	5,941
Amortization of deferred financing costs	480	516
Interest income	(74)	(38)
Loss on extinguishment of debt	9,920	—
Total nonoperating expenses	14,989	6,419

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	5,227	7,419

Equity in losses of unconsolidated entities	(244)	(194)
Income before income taxes and gain on sale of collegiate housing properties	4,983	7,225
Less: Income tax expense	51	78
Income before gain on sale of collegiate housing properties	4,932	7,147
Gain on sale of collegiate housing properties	11,873	—
Net income	16,805	7,147
Less: Net income attributable to the noncontrolling interests	136	206
Net income attributable to Education Realty Trust, Inc.	$16,669	$6,941

Other comprehensive loss:
Loss on cash flow hedging derivatives	(3,446)	(2,439)
Comprehensive income attributable to Education Realty Trust, Inc.	$13,223	$4,502

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.27	$0.14
Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.26	$0.14

Weighted average share of common stock outstanding – basic	62,677	48,179
Weighted average share of common stock outstanding – diluted	62,963	48,501

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended March 31,
	2016	2015

Net income attributable to EdR	$16,669	$6,941

Gain on sale of collegiate housing assets	(11,873)	—
Real estate related depreciation and amortization	17,113	15,523
Equity portion of real estate depreciation and amortization on equity investees	666	420
Noncontrolling interests	206	212
Funds from operations ("FFO") available to stockholders and unitholders	$22,781	$23,096

FFO adjustments:
Loss on extinguishment of debt	9,920	—
Acquisition costs	60	—
Straight-line adjustment for ground leases (1)	1,187	1,201
FFO adjustments	11,167	1,201

Core funds from operations ("Core FFO") available to stockholders and unitholders	$33,948	$24,297

FFO per weighted average share/unit (2)	$0.36	$0.48

Core FFO per weighted average share/unit (2)	$0.54	$0.50

Weighted average shares/units (2)	62,963	48,501

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2016 GUIDANCE - RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2016
	Low End	High End

Net income attributable to EdR	$34,357	$37,807

Gain on sale of collegiate housing assets	(11,873)	(11,873)
Real estate related depreciation and amortization	72,000	73,000
Equity portion of real estate depreciation and amortization on equity investees	2,800	2,800
Noncontrolling interests	250	450
Funds from operations ("FFO") available to stockholders and unitholders	$97,534	$102,184

FFO adjustments:
Loss on extinguishment of debt	9,920	9,920
Acquisition costs	4,260	4,260
Straight-line adjustment for ground leases (1)	4,800	4,800
FFO adjustments	18,980	18,980

Core funds from operations ("Core FFO") available to stockholders and unitholders	$116,514	$121,164

FFO per weighted average share/unit (2)	$1.45	$1.51

Core FFO per weighted average share/unit (2)	$1.73	$1.79

Weighted average shares/units (2)	67,200	67,700

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months ended March 31, 2016 and 2015 (in thousands):

	Three months ended March 31,
	2016	2015
Operating income	$20,216	$13,838
Less: Third-party development services revenue	483	597
Less: Third-party management services revenue	894	1,053
Plus: Development and management services expenses	2,521	2,702
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	3,109	2,639
Plus: Ground leases	3,309	2,848
Plus: Impairment loss on collegiate housing properties	—	—
Plus: Depreciation and amortization	17,516	15,866
NOI	$45,294	$36,243

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended March 31, 2016 (in thousands):

	Three months ended	Plus: Year Ended	Less: Three Months Ended	Trailing Twelve Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016
Net income attributable to common stockholders	$16,669	$19,911	$6,941	$29,639
Straight line adjustment for ground leases	1,187	4,782	1,201	4,768
Acquisition costs	60	293	—	353
Depreciation and amortization	17,516	68,022	15,866	69,672
Gain on sale of collegiate housing assets	(11,873)	(2,770)	—	(14,643)
Interest expense	4,663	24,449	5,941	23,171
Amortization of deferred financing costs	480	2,089	516	2,053
Interest income	(74)	(213)	(38)	(249)
Loss on extinguishment of debt	9,920	403	—	10,323
Income tax expense	51	347	78	320
Noncontrolling interests	136	171	206	101
Adjusted EBITDA	$38,735	$117,484	$30,711	$125,508
Annualize acquisitions, developments and dispositions (1)	—	—	—	13,016
Pro Forma Adjusted EBITDA	$38,735	$117,484	$30,711	$138,524

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.